As filed with the Securities and Exchange Commission on July 22, 2024

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COLUMBUS McKINNON CORPORATION

(Exact name of registrant as specified in its charter)

New York	16-0547600
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13320 Ballantyne Corporate Place, Suite D

Charlotte, NC 28277

(Address of Principal Executive Offices and Zip Code)

COLUMBUS McKINNON CORPORATION SECOND AMENDED AND RESTATED 2016 LONG TERM INCENTIVE PLAN

(Full title of the plan)

Alan S. Korman

Senior Vice President Corporate Development, General Counsel and Secretary

Columbus McKinnon Corporation

13320 Ballantyne Corporate Place, Suite D

Charlotte, NC 28277

(716) 689-5400

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Craig M. Fischer, Esq.

Hodgson Russ LLP

The Guaranty Building

140 Pearl Street, Suite 100

Buffalo, New York 14202-4040

(716) 848-1266

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Columbus McKinnon Corporation (the “Company”) to cover 2,800,000 shares of common stock, par value $0.01 per share (the “Common Stock”), authorized for issuance under the Columbus McKinnon Corporation Second Amended and Restated 2016 Long Term Incentive Plan (the “Plan”).

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*

The documents containing the information specified in Part I will be sent or given to participants of the Columbus McKinnon Corporation Second Amended and Restated 2016 Long Term Incentive Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not required to be, and are not, filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the SEC are incorporated by reference in this Registration Statement:

(a)

The Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024, filed with the SEC on May 29, 2024 (the “Form 10-K”), that contains audited consolidated financial statements of the Company for the fiscal year ended March 31, 2024;

(b)

The portions of the Company’s Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders held on July 22, 2024, filed with the SEC on June 10, 2024, that are specifically incorporated by reference to Part III of the Form 10-K;

(c)	The description of Common Stock set forth in Exhibit 4.2 to the Form 10-K; and

(d)

All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Form 10-K referred to in (a) above (other than information contained in Current Reports on Form 8-K that is furnished, but not filed).

In addition, any and all documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is a New York corporation. With certain limitations, Sections 721 through 725 of the New York Business Corporation Law (the “NYBCL”) grant New York corporations broad powers to (i) indemnify their present and former directors and officers and those of affiliated corporations against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits or proceedings to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions, (ii) give a director or officer who successfully defends an action the right to be so indemnified and (iii) purchase directors’ and officers’ liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, shareholder or director action or otherwise. No indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

Section 402(b) of the NYBCL permits a New York corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for any breach of duty as a director, provided that such provision may not eliminate or limit the liability of a director if a judgment or other final adjudication adverse to him or her establishes (i) that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (ii) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or (iii) that his or her acts violated Section 719 of the NYBCL. Section 719 of the NYBCL provides that a director who votes for or concurs in a corporate action will be liable to the corporation for the benefit of its creditors and shareholders for any damages suffered as a result of an action approving (i) an improper payment of a dividend, (ii) an improper redemption or purchase by the corporation of shares of the corporation, (iii) an improper distribution of assets to shareholders after dissolution of the corporation without adequately providing for all known liabilities of the corporation or (iv) the making of an improper loan to a director of the corporation. Article Sixth of our Restated Certificate of Incorporation provides that our directors shall not be liable to us or our shareholders for a breach of their duties to the fullest extent in which elimination or limitation of the liability of directors is permitted by the NYBCL, as now in force or as may hereafter be amended.

Article Sixth of our Restated Certificate of Incorporation also provides that we shall indemnify, to the fullest extent permitted by the NYBCL, each person (and the heirs, executors, or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, its directors and officers to the fullest extent permitted by the NYBCL, as now in effect or as may hereafter be amended; provided, however, that except for proceedings to enforce rights to indemnification, the Company shall not be obligated to indemnify any director or officer (or his or her heirs, executors or administrators) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by our Board of Directors. We are also obligated to pay the cost of the expenses incurred by our officers and directors (including attorneys’ fees) in defending themselves in such proceedings in advance of final disposition upon receipt of an undertaking by or on behalf of such director of officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the Company as authorized by Article Sixth of our Restated Certificate of Incorporation. We have entered into indemnification agreements with each of our current directors and officers to effectuate the indemnification provisions of our Restated Certificate of Incorporation.

In addition, as permitted by Section 726 of the NYBCL, we maintain an insurance policy insuring our directors and officers against liability for certain acts and omissions while acting in their official capacities on our behalf.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement.

Exhibit Number	Exhibit Description

4.1	Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated October 21, 2022).

4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated July 11, 2023).

4.3	Specimen common share certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement No. 33-80687 on Form S-1 dated December 21, 1995).(P)

5.1*	Opinion of Hodgson Russ LLP.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Hodgson Russ LLP, included in the opinion filed as Exhibit 5.1 hereto.

24*	Power of Attorney (included on Signature Page).

99.1	Columbus McKinnon Corporation Second Amended and Restated 2016 Long Term Incentive Plan (incorporated by reference to the Company’s Definitive Proxy Statement on Schedule 14A dated June 10, 2024).

107*	Filing Fee Table.

*	Filed herewith.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on July 22, 2024.

COLUMBUS McKINNON CORPORATION
(the “Registrant”)

By:	/s/ Gregory P. Rustowicz
Gregory P. Rustowicz, Executive Vice President – Finance and Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned constitutes and appoints David J. Wilson, Gregory P. Rustowicz and Alan S. Korman his or her true and lawful attorney-in-fact and agent, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Form S-8 Registration Statement of Columbus McKinnon Corporation relating to the Columbus McKinnon Corporation Second Amended and Restated 2016 Long Term Incentive Plan and any or all amendments or post-effective amendments to the Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates listed below.

Signature	Title	Date

/s/ David J. Wilson David J. Wilson	President, Chief Executive Officer and Director (Principal Executive Officer)	July 22, 2024

/s/ Gregory P. Rustowicz Gregory P. Rustowicz	Executive Vice President - Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 22, 2024

/s/ Gerald G. Colella Gerald G. Colella	Chair of the Board of Directors	July 22, 2024

/s/ Chad R. Abraham Chad R. Abraham	Director	July 22, 2024

/s/ Aziz S. Aghili Aziz S. Aghili	Director	July 22, 2024

/s/ Jeanne Beliveau-Dunn Jeanne Beliveau-Dunn	Director	July 22, 2024

/s/ Michael Dastoor Michael Dastoor	Director	July 22, 2024

/s/ Kathryn V. Roedel Kathryn V. Roedel	Director	July 22, 2024

/s/ Chris J. Stephens Jr. Chris J. Stephens Jr.	Director	July 22, 2024

/s/ Rebecca Yeung Rebecca Yeung	Director	July 22, 2024